SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

March 16, 2015

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Wednesday, April 22, 2015, at 11:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders will vote on the election of two directors, and on the ratification of the selection of our independent registered public accounting firm.

Your vote is very important. If you are a shareholder of record, please (i) complete the enclosed proxy card and return it in the accompanying envelope or (ii) submit your proxy via the Internet. If you beneficially own your shares in street name, please direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions they provided to you. These methods will ensure that your vote is represented at the Annual Meeting.

I am very pleased that you have chosen to invest in Unitil Corporation and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2015.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire

March 16, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Wednesday, April 22, 2015, at 11:30 A.M. for the following purposes:

1.	Election of two Directors of the Company nominated by the Board of Directors, each to serve a three-year term;

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015; and

3.	Transaction of any other business as may properly be brought before the meeting.

The Board of Directors directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

The Board of Directors fixed February 17, 2015 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

WEDNESDAY, APRIL 22, 2015

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at www.rrdezproxy.com/2015/Unitil.

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

If you are a shareholder of record, please (i) SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD (a self-addressed envelope is enclosed for your convenience) or (ii) SUBMIT YOUR PROXY VIA THE INTERNET at www.investorvote.com/UTL. Alternatively, you may vote your shares in person at the Annual Meeting of Shareholders. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to revoke or change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners who own their shares in street name (e.g., through a bank, broker or other nominee) will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

March 16, 2015

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 2015

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2014) to shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; Unitil Service Corp.; and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Wednesday, April 22, 2015 at 11:30 A.M. at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 16, 2015.

Matters to be Considered

The Annual Meeting will be held for the purposes of:

1)	Election of two Directors of the Company nominated by the Board, each to serve a three-year term. The Board has nominated each of Robert G. Schoenberger and Sarah P. Voll for election as a Director of the Company and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)	Ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2015. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Ratification of Selection of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm for 2015.

3)	Transaction of any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 17, 2015 (the “Record Date”). As of the Record Date, the Company had 13,958,350 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld and broker non-votes will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and broker non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

As an owner of Unitil common stock, it is your legal right to vote on all matters to be considered at a shareholder meeting. Unitil hopes you will exercise your legal right and fully participate as a shareholder in the Annual Meeting.

Record Holders.  If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the Annual Meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by (a) delivering a properly completed proxy card or (b) submitting a proxy via the Internet at www.investorvote.com/UTL. The Board has selected and approved Robert G. Schoenberger and Mark H. Collin as proxies for the Annual Meeting to vote your shares in the manner that you specify on the proxy card or via the Internet, or if you do not give any specification on your proxy card or submitted proxy with respect to a matter, FOR such matter. Your designation of a proxy will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares, (iii) submitting a later-dated proxy via the Internet if the original designation of a proxy was made via the Internet, or (iv) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy (other than a subsequent proxy submitted via the Internet) to Unitil’s Corporate Secretary at the address listed in the section entitled Information about the Annual Meeting so as to be delivered prior to the Annual Meeting.

Street Name Holders.  If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder”) and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder may direct his, her or its bank, broker or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee.

Street Name Holders may change how their bank, broker, or other nominee will vote their shares by following the procedures provided by their bank, broker or other nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

A Street Name Holder’s shares may be voted even if voting instructions are not provided. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2015 is considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.” Please note that, under the New York Stock Exchange’s rules, this means that brokers may not vote a Street Name Holder’s shares on Proposal 1 if specific instructions as to how to vote have not been given to the broker. If you are a Street Name Holder, please be sure to give specific voting instructions to your broker so that your vote can be counted.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the Record Date, by (i) each person known to the Company to be the beneficial owner of more than five percent of its common stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers (“Executive Officers”) of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class
5% Owners:
BlackRock, Inc. (1)
55 East 52nd Street New York, NY 10022	1,001,269	—	7.2%
Directors: (2) (3)
Dr. Robert V. Antonucci	3,465	3,069	*
David P. Brownell	4,776	4,281	*
Lisa Crutchfield	—	3,069	*
Albert H. Elfner, III	8,088	4,281	*
Edward F. Godfrey	4,691	3,069	*
Michael B. Green	5,175	4,281	*
Eben S. Moulton	20,801	4,281	*
M. Brian O’Shaughnessy	15,347	4,281	*
Robert G. Schoenberger (4)	103,506	—	*
Dr. Sarah P. Voll	7,241	—	*
David A. Whiteley	—	3,069	*
Named Executive Officers: (2)
Robert G. Schoenberger (4) Chairman of the Board, Chief Executive Officer and President	103,506	—	*
Mark H. Collin (5) Senior Vice President, Chief Financial Officer and Treasurer	33,540	—	*
Thomas P. Meissner, Jr. (6) Senior Vice President and Chief Operating Officer	27,163	—	*
Todd R. Black (7) Senior Vice President, Unitil Service	17,236	—	*
George E. Long, Jr. (8) Vice President, Unitil Service	15,613	—	*
All Directors and Executive Officers as a Group (17 Persons) (2)(9)	273,596	33,681	1.96%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on January 26, 2015. BlackRock, Inc. is the beneficial owner of 1,001,269 shares of common stock, of which it has sole voting power with respect to 969,123 shares, and sole dispositive power with respect to 1,001,269 shares.
(2)	Based on information furnished to Unitil by its Directors and Executive Officers.
(3)	Restricted Stock Units (“RSUs”) are granted to the Directors who have elected to receive RSUs in lieu of common stock as the equity portion of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. RSUs were granted in October 2012, October 2013, and October 2014 and include cumulative dividend equivalents earned as of December 31, 2014. If a Director is subject to the specified employee payment provision in Section 409A of the Internal Revenue Code, payment of the RSUs may be delayed for six months and the RSUs would not be paid within 60 days of the Record Date.
(4)	Included are 2,993 shares that are held in trust for Mr. Schoenberger under the terms of Unitil’s 401(k). Mr. Schoenberger has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 31,206 shares of unvested restricted stock granted under the terms and conditions of the Company’s Second Amended and Restated 2003 Stock Plan (the “Stock Plan”).
(5)	Included are 1,589 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 7,679 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(6)	Included are 588 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 7,679 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(7)	Included are 1,454 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 3,945 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(8)	Included are 533 shares that are held in trust for Mr. Long under the terms of Unitil’s 401(k). Mr. Long has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 3,945 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(9)	Included are 7,173 shares that are held in trust for the Executive Officers under the terms of Unitil’s 401(k) and 56,855 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan. No shares held by any Director or Executive Officer have been pledged.

Description of Management

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman of the Board, chief executive officer (“CEO”) and president of the Company, is included in the section entitled Proposal 1: Election of Directors - Information About Nominees for Director.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	56	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	52	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
Todd R. Black Senior Vice President, Unitil Service	50	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 until 2003, and president of Usource from 2003 until September 2009.
George E. Long, Jr. Vice President, Unitil Service	58	Mr. Long has been Unitil’s vice president of administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Laurence M. Brock Controller & Chief Accounting Officer	61	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.
Sandra L. Whitney Corporate Secretary	51	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (“SEC”) and by the New York Stock Exchange (“NYSE”), and emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor new developments and regulations, and will adopt changes and institute procedures as appropriate.

The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted and documented Corporate Governance Guidelines and Policies of the Board (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, effectiveness, communication and transparency. The Company believes that the ethical character, integrity and values of the Board and senior management remain the most important safeguards of good corporate governance.

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors, and are available in print to any shareholder or other interested party, free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

General Governance Policies of the Board

The Board is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board must possess the ability to apply good business judgment and must be in a position to properly exercise their fiduciary duties to the Company. The Board has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 75. Directors are not, however, subject to specific term limits. Due to the complexity of the utility industry, the Company values the insight that a Director is able to develop over a period of time. A lengthy tenure on the Board generally provides an enhanced contribution to the Board, which is in the best interest of shareholders. The Board also conducts an annual evaluation on key Board- and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Stock Ownership Policy for Directors

The Board has a mandatory stock ownership policy, which is applicable to all members of the Board. The Board is of the continued belief that its members should own a significant number of shares of the Company’s common stock to properly align their interests with those of the shareholders of the Company. Effective as of January 1, 2013, all Directors must own shares of the

Company’s common stock in the equivalent value of three times the current annual cash retainer for Board service. Shares of restricted stock and restricted stock units (“RSUs”) are counted towards this total. The ownership requirement is calculated annually on January 1, and as of January 1, 2015, the ownership requirement was $171,000 in value. Current Directors will have until January 1, 2016 to accumulate the required number of shares of common stock to meet the stock ownership requirement, with the exception of Ms. Crutchfield and Mr. Whiteley, who will have until April 18, 2017. Any new director who may join the Board will have four years from the date of first election to the Board by shareholders to accumulate the required number of shares of common stock. (Ms. Crutchfield and Mr. Whiteley were initially elected by the Company’s shareholders on April 18, 2013.)

Code of Ethics

The Company’s Code of Ethics (the “Code of Ethics”) is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees of the Company and its subsidiaries. The Board unanimously approved the Code of Ethics in 2004, and annually affirms understanding of, and agreement and compliance with, the Code of Ethics. The Nominating and Governance Committee periodically reviews the Code of Ethics for any required or desirable revisions. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation. A copy of the Code of Ethics can be viewed on the Company’s website at www.unitil.com/investors.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standards set forth by the NYSE, and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual includes additional independence requirements for Audit Committee and Compensation Committee members. In addition, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) includes additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standards, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 26, 2015, the Board determined at that time that the following members of the Board are independent without exception:

Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Dr. Sarah P. Voll
Lisa Crutchfield	Michael B. Green	David A. Whiteley
Eben S. Moulton

The Board previously determined that William D. Adams, who resigned from the Board effective July 9, 2014, was independent under the NYSE independence standards during the time he served as a director.

The NYSE independence standards are not applied to Mr. Schoenberger, who is the chairman of the Board, CEO and president of the Company, and is therefore not independent.

Unitil’s Corporate Governance Guidelines and a summary of the NYSE independence standards can be viewed in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

During its annual independence review and affirmation, the Board applies the independence standards set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Risk Oversight

The Board is responsible for the oversight of management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders.

The Company has a formal Enterprise Risk Management (“ERM”) program, which is overseen by the Board. The ERM program is a foundation for risk management that is relevant, sustainable and scalable. The ERM program is designed to identify potential risks that may impact the Company, and to manage risks within the Company’s risk appetite in order to sustain operations and achieve business objectives. The Board has assigned the Executive Committee the responsibility of assisting the Board in overseeing the overall risk management strategy of the Company. In order to assist the Board with overall risk management, the Executive Committee is supported by and oversees the Risk Management Committee, which is comprised of the senior management team. Together, these two committees evaluate and provide direction with respect to risk identification and assessment, and risk management and mitigation, including the specific guidelines and policies governing the process by which risk assessment and risk management are undertaken at the Company.

Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. Overall, the Board believes that the ERM program has further defined and enhanced a systematic and proactive approach to properly oversee risk management and the ERM program will continue to evolve through ongoing review and assessment of the existing and emerging risks facing the Company.

Leadership Structure

The leadership structure of the Board consists of a combined Chairman/CEO position, which has been held by Mr. Schoenberger since 1997. Article VII of the Company’s Bylaws requires that “the Chairman of the Board shall be the chief executive officer of the Corporation.” Further, the Company believes that as a small-cap domestic corporation, the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication. Mr. Schoenberger is the direct link between senior management and the Board, and as a utility professional with over 35 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to senior management, through his thorough understanding of the issues at hand.

The Board also has appointed Mr. Elfner as the lead independent Director. In his role as lead Director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in executive session.

Meeting Attendance

The Company expects members of the Board to make a determined effort to attend all meetings of the Board and applicable committees. The Board met a total of five times in 2014. During 2014, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees. In 2014, Directors attended an average of 95% of such meetings.

Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2014, eleven Directors attended the annual meeting of shareholders.

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, either prior to the start or following the adjournment of each Board and committee meeting. During 2014, the Board met in executive session on four occasions and the lead Director, Mr. Elfner, presided at these meetings.

Communication with the Board

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, the non-management or independent directors as a group, or a member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such correspondence for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating and Governance Committee is the standing committee of the Board responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board prior to the expiration of his or her term, the Board may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Corporate Governance and Policies of the Board—Board Diversity below. Director candidates will be selected based on input from Directors, Executive Officers, and if the Nominating and Governance Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. In addition to independence criteria, the Nominating and Governance Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting of shareholders, or to fill vacancies on the Board that occur between shareholder meetings. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

Shareholders who wish to recommend a nominee for consideration by the Nominating and Governance Committee may do so by sending the following information to the Nominating and Governance Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance and Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting.

Additionally, nominations of persons for election to the Board may be made by any shareholder of the Company by submitting a nomination in compliance with all procedures set forth in Article IV – Nomination of Directors of the Company’s Bylaws.

Board Diversity

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity through a diversity of backgrounds, perspectives, experience and skills among its members. Since 1999, the Board, and more recently, the Nominating and Governance Committee, has tracked the Directors’ professional experience and skill sets with a board inventory matrix (the “matrix”). The matrix lists each Director and his or her professional experience and skill sets in 14 categories considered by the Nominating and Governance Committee to be advantageous to the regulated utility business, as well as for a company of Unitil’s size and complexity. The Nominating and Governance Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skills sets of Directors. This information is also used for recruiting purposes when there is a vacancy, or an expected vacancy, on the Board. The matrix has been in use, and updated regularly, for more than 15 years because it has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of Unitil’s shareholders and all of the Company’s stakeholders.

Qualifications and Skills of Directors

Directors must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity, business judgment and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to understand complex principles of business, finance, and utility regulation. Directors must comply with the Code of Ethics, be free of potential conflicts of interest, and meet the requirements of independence as set forth by the NYSE. Mr. Schoenberger, the chairman of the Board, CEO and president of the Company, is not independent, and he is the one exception to this qualification requirement. Directors must be willing and able to dedicate the proper amount of time to service on the Board, and must not serve on more than two public company boards if currently holding a position of chief executive officer or an equivalent position, or on more than three public company boards if retired. Directors standing for re-election are also evaluated by the Nominating and Governance Committee with regard to their meeting participation and contribution, preparedness and attendance. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. Lengthy tenure on the Board is considered to be a uniquely valuable qualification in the highly regulated utility industry.

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). As a result, the Audit Committee has adopted procedures for such review and approval and included such procedures in the Company’s Corporate Governance Guidelines. The Company had no Related Person Transactions in 2014, and there are no Related Person Transactions currently proposed for 2015.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons (as defined below) may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics requires all employees, officers and Directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, the Audit Committee’s review and approval procedure requires:

•

that all Related Person Transactions and all material terms of the transactions must be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	that each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, be reviewed and approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Board during the required annual affirmation of independence, at which the members of the Audit Committee will be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Directors and officers and provided to the Audit Committee by the Corporate Secretary or the Director, Internal Audit & Controls;

•	background information on nominees for Director provided by the Nominating and Governance Committee of the Board; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors.

Exemption Clause:

Instruction (7)(a) to Item 404(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board and is responsible for oversight of the executive compensation program. The Compensation Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter. See the section entitled Compensation of Named Executive Officers—Compensation of Directors for additional information on the Nominating and Governance Committee’s work regarding directors’ compensation.

The Compensation Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Mr. Schoenberger and Mr. Long serve the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Long is excluded from deliberations and decisions regarding Executive Officer compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger is excluded from deliberations and decisions regarding his own salary and incentive compensation.

The Compensation Committee also has the authority to retain or obtain the advice of outside counsel, compensation consultants or other advisors to advise the Committee as it deems appropriate or necessary in its sole discretion. The Committee is directly responsible for the appointment, retention terms (including compensation), and oversight of the work of any adviser it retains. Prior to retaining or obtaining advice from an adviser, the Committee will consider factors relevant to the adviser’s independence from management to the extent required by the NYSE listing standards.

Since 2009, the Compensation Committee has regularly engaged Towers Watson (a compensation consultant) to provide the Committee with compensation study data, including data from selected peer companies. In 2014, the Committee engaged Towers Watson to prepare a comprehensive compensation analysis (the “2014 Compensation Analysis”), which included chief executive officer compensation, salary survey data for utility industry executives and middle management, and benefits. The nature and scope of the 2014 Compensation Analysis included:

1)	Detailed review of compensation for executives (including Named Executive Officers) – including defining the competitive marketplace and selected peer group, and assessing the competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.

2)	Competitive assessment of non-union cash compensation for 92 positions covering 145 incumbents in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.

3)	Review of broad-based benefit program design to ensure competitiveness of total compensation.

Within the scope of work identified above, Towers Watson’s final report in 2014 (which was provided to the Compensation Committee in October 2014) included an overall analysis of the Company’s compensation as it relates to and supports the Company’s business strategy and detailed information on executive compensation, as well as a review of the research methodology and process, key findings with regard to base salary and incentive compensation, and program assessment, and several recommendations for changes.

The Compensation Committee used the information in the 2014 Compensation Analysis for decisions concerning executive compensation for the 2015 compensation year. The Committee also considered and discussed various recommendations from Towers Watson based on study findings and industry trends. The 2014 Compensation Analysis and the Committee’s use of the 2014 Compensation Analysis are described in greater detail in the section entitled Compensation Discussion and Analysis.

In 2014, the Company incurred total expenses of $190,252 for services rendered by Towers Watson. The services were approved by the Compensation Committee as part of Towers Watson’s 2014 engagement. The table below shows the breakdown of the expenses by category.

Category	2014 Expenses
Executive Compensation Study	$119,299
Other Services[1]	$ 70,953
Total	$190,252

In addition, the Company requested and received information from the Compensation Committee’s compensation consultant, Towers Watson, to assist the committee in determining whether Towers Watson’s work raised any conflict of interest. Based on the responses provided by Towers Watson in its completed Conflict of Interest Questionnaire, there were no conflicts of interest in 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2014, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2014, the Company believes that all filing requirements applicable to its officers and Directors during 2014 and through February 2015, were met.

[1]	Other services include non-union staff compensation study, benefit program design study, job pricing, and various survey reports.

Committees of the Board

Audit Committee

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Committee consists of four Directors who are not officers of the Company and are “independent” as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Committee are Dr. Antonucci, Mr. Godfrey, Mr. Green, who serves as chairman, and Mr. Whiteley. The Board has confirmed that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Committee held four meetings in 2014 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Annually, the Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 20, 2014. The Audit Committee Charter is available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors. The Audit Committee Report, which appears in the section entitled Audit Committee Report, more fully describes the activities and responsibilities of the Committee.

Compensation Committee

The Compensation Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Committee are Mr. Brownell, Ms. Crutchfield, Mr. Moulton, who serves as chairman, and Dr. Voll. The Committee held six meetings in 2014. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on October 21, 2014. The Compensation Committee Charter is available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

Executive Committee

The Executive Committee of the Board held four meetings in 2014. Its members are Mr. Elfner, who serves as chairman, Mr. Godfrey, Mr. Moulton, Mr. O’Shaughnessy, and Mr. Schoenberger. With the exception of Mr. Schoenberger, all Committee members are independent as defined in the NYSE Listed Company Manual. The Committee’s responsibilities are to act on behalf of the Board when necessary between scheduled Board meetings; assess key business risks and implement appropriate risk management policies, practices and plans to mitigate such risks to the Company; and review the CEO’s performance. The Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last reviewed and amended on October 21, 2014. The Executive Committee Charter is available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The Committee held three meetings in 2014. Its members are Mr. Brownell, who serves as chairman, Mr. Elfner, Mr. O’Shaughnessy, and Mr. Whiteley. William D. Adams also served on the Committee until he resigned from the Board effective July 9, 2014. The responsibilities of the Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board nominees for vacancies occurring from time to time on the Board, and to review Board member performance prior to recommendation for nomination to stand for election to an additional term. The Committee’s duties also include the annual review and evaluation of Directors’ compensation and the review and oversight of corporate governance standards. The Committee operates under the Nominating and Governance Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating and Governance Committee Charter was last reviewed and amended on October 21, 2014. The Nominating and Governance Committee Charter is available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2014.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Committee concerning independence and has discussed with Deloitte the firm’s independence with respect to the Company.

During 2014, the Audit Committee members received the Company’s quarterly financial information for review and comment prior to the filing of each of the Company’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Committee also reviewed and discussed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2014 with management and Deloitte. Based on the review and discussions with management and Deloitte, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey, Michael B. Green (chairman), and

David A. Whiteley

Principal Accountant Fees and Services

The following table presents fees for (i) the year ended December 31, 2014 for professional services rendered by Deloitte, the Company’s independent registered public accounting firm for that fiscal year, and (ii) the year ended December 31, 2013 for professional services rendered by McGladrey LLP, the Company’s independent registered public accounting firm for that fiscal year.

	Fiscal 2014 [2]	Fiscal 2013 [3]
Audit Fees	$630,000	$575,524
Audit-Related Fees [4]	$0	$56,454
Tax Fees [4]	$0	$17,891
All Other Fees	$0	$0
Total Fees	$630,000	$649,869

Audit Fees:

In 2013, this category includes fees incurred for professional services rendered by McGladrey LLP for reviewing the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, and auditing the Company’s internal control over financial reporting.

In 2014, this category includes fees incurred for professional services rendered by Deloitte for reviewing the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, and auditing the Company’s internal control over financial reporting.

Audit-Related Fees:

In 2013, this category includes fees incurred for professional services rendered by McGladrey LLP for auditing the Company’s employee benefit plans.

In 2014, Deloitte did not perform any audit-related services. Please see footnote 4 for additional information on audit-related fees.

Tax Fees:

In 2013, this category includes fees incurred for professional services rendered by McGladrey LLP in connection with employee benefit plan tax return preparation and compliance filings.

[2]	Deloitte was engaged as the Company’s independent registered public accounting firm for fiscal 2014. No fees were paid to Deloitte prior to that time.
[3]	McGladrey LLP was engaged as the Company’s independent registered public accounting firm for fiscal 2013. No fees within the scope of the categories listed in the table above were paid to McGladrey LLP after that time.
[4]	Caron & Bletzer, PLLC, was engaged to perform the employee benefit plan audits as well as prepare the employee benefit plan tax returns and compliance filings in fiscal 2014. In fiscal 2013, these professional services were rendered by McGladrey LLP.

In 2014, Deloitte did not perform any tax services. Please see footnote 4 for additional information on tax fees.

All Other Fees:

In 2013, McGladrey LLP did not perform any services that are not included in the above categories.

In 2014, Deloitte did not perform any services that are not included in the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit, audit-related, tax and all other services provided by McGladrey LLP during fiscal 2013 and provided by Deloitte during fiscal 2014.

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board and the Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Company believes that the structure of its executive compensation program rewards the practice of the Company’s core values and the achievement of the Company’s short-term and long-term objectives, which in turn creates lasting value for shareholders and other stakeholders.

The Compensation Committee maintains a set of guiding principles for setting executive compensation, which are discussed below. Additional information concerning the processes and operational procedures followed by the Committee can be found in the section entitled Corporate Governance and Policies of the Board—Compensation Committee Operations.

Compensation Policy and Process

The principal objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both financial and operational goals that apply to the entire management team. See the section entitled Compensation Discussion and Analysis – Elements of Compensation for a discussion of the specific goals set, and results achieved, for 2014. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

The Compensation Committee follows the following guiding principles in designing and implementing the Company’s executive compensation program:

•

Annual compensation (currently defined as base salary, cash incentive and equity compensation for the Company’s employees, including the Executive Officers) should target the national market median (defined as the middle, or the 50th percentile, of the compensation marketplace) (in 2014, annual compensation for the CEO targeted the 25th percentile of the peer group from the proxy filings-based analysis, and in 2015, annual compensation for the CEO targets the 50th percentile of the broad-based published compensation survey group) for comparable companies;

•	The compensation methodology for determining base pay increases should be the same for all executive positions including the CEO and other Named Executive Officers; and

•

The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

Beginning in 2009, the Compensation Committee engaged Towers Watson to assess the competitiveness of the Company’s annual compensation for all of its executive positions. In completing this engagement, Towers Watson used two sources of data for its analysis:

1)	Compensation Data from Proxy Filings. Towers Watson obtained chief executive officer compensation data from publicly available proxy filings for a selected group of 14 publicly traded utility companies with annual revenues between $100 million and $1.1 billion[5]. The Compensation Committee used this data to analyze the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

2)	Compensation Data from Published Compensation Surveys. Towers Watson obtained compensation data (including executive officer, other than chief executive officer, compensation data) from published compensation surveys[6]. Towers Watson extracted data from the surveys based upon company size, market, and position, and obtained at least two data sources for each position. The Compensation Committee used this data (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze each Executive Officer’s, other than the CEO’s, compensation. The data was size-adjusted using revenue or employee regression or scope parameters. Because the surveys are confidential, the specific data selected by Towers Watson did not indicate survey participants by company name.

In 2011, at the request of the Compensation Committee, Towers Watson updated its compensation data with information from the 2011 proxy statements of the 2011 peer group and published compensation surveys. Those updates included an updated comparison of chief executive officer compensation from a selected group of 18 small publicly traded utility companies with annual revenues between $74 million and $2.6 billion7 to reflect 2011 competitive market levels of compensation within the utility industry. (In 2010, Towers Watson similarly updated its compensation data.)

In 2012, at the request of the Compensation Committee, Towers Watson updated its compensation data with information from the 2012 proxy statements of the 2012 peer group. The Committee used this updated data (a) as a reference point, or benchmark, upon which to base its compensation decisions for 2013 and (b) to analyze the CEO’s compensation relative to the 25th percentile. The information updated by Towers Watson included an updated comparison of chief

[5]	The 2009 selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Florida Public Utilities, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwestern Natural Gas Company, South Jersey Industries, Inc., and UIL Holdings Corp.
[6]	The surveys consist of Towers Perrin Energy Services Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Total Compensation Survey for the Energy Sector, Towers Perrin General Industry Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Executive Benchmark Database, Mercer Information Technology Compensation Survey, and Mercer Finance, Accounting and Legal Compensation Survey.
[7]	The 2011 selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., DPL, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.

executive officer annual compensation from a selected group of 16 small publicly traded utility companies with annual revenues between $71 million and $3 billion8 to reflect 2012 competitive market levels of compensation within the utility industry.

In 2013, at the request of the Compensation Committee, Towers Watson updated its compensation data with information from the 2013 proxy statements of the 2013 peer group. The Committee used this updated data (a) as a reference point, or benchmark, upon which to base its compensation decisions for 2014, and (b) to analyze the CEO’s compensation relative to the 25th percentile of the 15 companies in the 2013 peer group. The information updated by Towers Watson included an updated comparison of chief executive officer annual compensation from a selected group of 15 small publicly traded utility companies9 with annual revenues between $63 million and $2.7 billion to reflect 2013 competitive market levels of compensation within the utility industry.

In 2014, the Compensation Committee engaged Towers Watson to prepare a comprehensive compensation analysis (the “2014 Compensation Analysis”) which included chief executive officer compensation, salary survey data for utility industry executives and middle management, and benefits. The nature and scope of the 2014 Compensation Analysis included:

1)	Detailed review of compensation for executives (including Named Executive Officers) – including defining the competitive marketplace and selected peer group, and assessing the competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.

2)	Competitive assessment of non-union cash compensation for 92 positions covering 145 incumbents in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.

3)	Review of broad-based benefit program design to ensure competitiveness of total compensation.

Within the scope of work identified above, the 2014 Compensation Analysis included an overall analysis of the Company’s compensation as it relates to and supports the Company’s business strategy, and detailed information on executive compensation, as well as a review of the research methodology and process, key findings with regard to base salary and incentive compensation, program assessment, and several recommendations for changes.

In completing the 2014 Compensation Analysis, Towers Watson used two sources of data for its analysis of the Company’s position in the compensation marketplace:

1)	Compensation Data from Proxy Filings. Towers Watson obtained chief executive officer and chief financial officer compensation data from publicly available proxy filings for a selected group of 16 publicly traded utility companies with annual revenues between

[8]	The 2012 selected group consists of ALLETE, Inc., Black Hills Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.
[9]	The 2013 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UNS Energy Corp.

$81 million and $1.6 billion (the “2014 Peer Group”)[10]. The Compensation Committee used this data to analyze both the CEO’s and the Company’s chief financial officer’s (the “CFO’s”) compensation, with the objective of ensuring that their total compensation was reasonable, competitive and consistent with pay practices at peer companies.

2)	Compensation Data from Published Compensation Surveys. Towers Watson obtained compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions)[11]. Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Towers Watson did not indicate survey participants by company name.

The Compensation Committee used this data (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze each Executive Officer’s, including the CEO’s and CFO’s, compensation.

For the proxy-based market analysis, Towers Watson prepared a benchmarking assessment using position-specific market data to compare Unitil’s current compensation levels for the CEO and CFO with compensation levels for comparable positions in the 2014 Peer Group. Market data for each of the following total direct compensation elements were extracted for the 25th percentile, the median (50th percentile), and the 75th percentile:

•	Base salary

•	Target annual incentive compensation

•	Actual total cash compensation (base salary plus most recent actual annual incentive payment)

•	Long-term incentive expected value granted during the most recent year

•	Actual total direct compensation (actual total cash plus the expected value of long-term incentives)

Due to the fact that Unitil’s size (based on fiscal year-end 2013 revenues and number of employees) was approximately equal to the 25th percentile of the 2014 Peer Group companies, the Compensation Committee targeted the 25th percentile within this data set.

For the published survey-based analysis, Towers Watson used benchmark matches for all positions (including the CEO and CFO) in its assessment. For all published survey-based data, market values reflect the size/scope of Unitil’s revenues and employee count through use of regression analysis (or tabular groupings where regression data were not available). Because the

[10]	The 2014 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., CLECO Corp., Delta Natural Gas Company, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corp., Otter Tail Corp., PNM Resources, Inc., South Jersey Industries, Inc., and UIL Holdings Corp.
[11]

The primary sources of data were the Towers Watson CDB Executive Energy Services and General Industry Compensation Databases that provide market compensation data on over 1,000 U.S. organizations, as well as other published survey sources including Mercer’s Executive/IT/Finance, and Accounting and Legal Benchmark databases.

published survey databases cover a vast number of benchmark positions in the utility industry, Towers Watson advised the Company that the median (50th percentile) of the published survey-based data set approximated the 25th percentile of the smaller proxy-based data set. Therefore, the Compensation Committee targeted the median (50th percentile) of the marketplace when using information from the published survey-based data set.

The Compensation Committee used the information in the 2014 Compensation Analysis as a reference point, or benchmark, upon which to base its compensation decisions for the 2015 compensation year. The Committee also considered and discussed various recommendations from Towers Watson based on study findings and industry trends.

Mr. Schoenberger and Mr. Long participate in meetings of the Compensation Committee at the Committee’s request. Mr. Schoenberger and Mr. Long serve the Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Committee’s review, consideration and approval. From time to time, other Executive Officers are also invited to meet with the Committee to provide information, viewpoints or status reports. Mr. Long is excluded from deliberations and decisions regarding Executive Officer compensation. Mr. Schoenberger is excluded from deliberations and decisions regarding his own compensation.

Towers Watson reports directly to the Compensation Committee. Towers Watson receives compensation only for services related to executive compensation, employee benefits and general compensation issues, and neither it nor any affiliated company provides any other services to the Company. The fees paid to Towers Watson in 2014 are described in the section entitled Corporate Governance and Policies of the Board—Compensation Committee Operations.

In addition to individual performance, the Company’s performance is a critical component in the determination of how each individual executive is paid relative to the market median (or the 25th percentile for the CEO for 2014), as described below. Accordingly, approximately 66% (for Mr. Schoenberger) and 48% (average for the other Named Executive Officers) of the 2014 annual compensation was incentive compensation directly related to the Company’s performance.

Base Salary

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a numeric job grade for each position that is equivalent to positions with comparable responsibilities at other companies that use this job evaluation system. The Company then sets base salary ranges for every job grade and position based upon base salary survey data provided by Towers Watson. The midpoint (or middle) of the base salary range is set at the median level (the 25th percentile for the CEO for 2014) when compared to similar positions at comparable utility companies. The minimum in the salary range is determined by multiplying the midpoint by 80%, and the maximum is determined by multiplying the midpoint by 120%. In relation to each Named Executive Officer, base salary is set within the salary range based upon individual performance relative to individual annual goals. This process is used for both executive and non-executive positions.

Incentive Compensation – Cash Incentive

The Company sets annual target cash incentive awards equal to the median for the Executive Officers (the 25th percentile for the CEO for 2014) target cash incentive awards at other comparable utility companies based on data provided by Towers Watson. The Company has also developed a “balanced score card” approach to setting goals for the annual incentive awards, which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and distribution cost per customer. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for these awards annually. See the section entitled Compensation Discussion and Analysis— Elements of Compensation for a discussion of this score card.

Incentive Compensation – Equity Compensation

The Company grants restricted stock to executive participants in the Stock Plan annually. The size of the annual restricted stock award is based upon the Company’s performance, and the target award is based on market data for the median (the 25th percentile for the CEO for 2014) size grant at peer group and other comparable utility companies, as calculated using data provided by Towers Watson. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the CFO to sell fully vested shares.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company held (i) its second advisory (non-binding) shareholder vote on the compensation of the Company’s Named Executive Officers (commonly known as a “say-on-pay” proposal), at its 2014 annual meeting of shareholders and (ii) its first shareholder vote on the frequency of such say-on-pay proposal, at its 2011 annual meeting of shareholders. As reported in the Company’s Form 8-K, filed with the SEC on April 24, 2014, 88% of shareholders approved by advisory vote the compensation of the Company’s Named Executive Officers. The Compensation Committee considered the results of the advisory vote by shareholders on the say-on-pay proposal presented to shareholders at the 2014 annual meeting of shareholders in its decision to make no direct changes to the Company’s executive compensation program as a result of the vote. Additionally, at the 2011 annual meeting of shareholders, shareholders elected to hold a say-on-pay advisory vote every three years. The next required advisory shareholder vote on the compensation of the Company’s Named Executive Officers, as well as the next required shareholder vote on the frequency of the say-on-pay advisory vote, will occur at the 2017 annual meeting of shareholders.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to the Company’s salary policy, which assigns each position a grade and a salary range. The Company sets salary ranges for every position based upon comparative salary data provided by Towers Watson. The midpoint (or middle) of the salary range is set at the median level (the 25th percentile for the CEO for 2014) when compared to similar positions at other comparable utility companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quantity and quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on performance of the Company. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position in the Company (including all Executive Officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median (the 25th percentile for the CEO for 2014). Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Towers Watson.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Compensation Committee and the Executive Committee, and discusses this evaluation with both committees in a joint meeting. The Compensation Committee and the Executive Committee then meet in executive session to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Black and Mr. Long. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

For 2014, Mr. Schoenberger, Mr. Collin and Mr. Meissner each received a 5% merit increase, and Mr. Black and Mr. Long each received a 3% merit increase in their base salaries.

Incentive Compensation

Management Incentive Plan— The Unitil Corporation Management Incentive Plan (the “Management Incentive Plan”) provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The Compensation Committee selects participants in the plan and establishes their individual target awards. All executives (including the Named Executive Officers) are participants in the Management Incentive Plan. The purpose of the Management Incentive Plan, which is consistent with the Company’s principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of all the Company’s stakeholders. The Management Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the annual incentive awards, annual quantitative performance goals are established by the Compensation Committee. These goals, which relate to key performance metrics selected from the Strategic Plan, are the same for all employees (including Executive Officers), with the exception of Usource employees, to ensure that employees are focused on common bottom-line business, customer service, and operational results. (Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, also as established by the Compensation Committee.) These goals are discussed below in the section entitled Compensation Discussion and Analysis—Elements of Compensation—Performance Metrics and Goals For Incentive Compensation. Under the Management Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each Executive Officer’s Management Incentive Plan target award is established as a percentage of base salary based on the market median (the 25th percentile for the CEO for 2014) for his or her position when compared to other electric and gas utility companies, calculated using data provided by Towers Watson. The Management Incentive Plan target awards for 2014 were the following base salary percentages for the Named Executive Officers:

Named Executive Officer	Target Award (% of base salary)
Mr. Schoenberger	60%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Black	30%
Mr. Long	30%

The percentages of base salary used to determine the 2014 Management Incentive Plan target awards for all Named Executive Officers were unchanged from the percentages used to determine their respective 2013 target awards.

Actual awards may be less than or greater than the target awards depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the annual incentive award under the Company’s incentive plans, including the Management Incentive Plan, and restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease award payments when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2014 results, the Compensation Committee did not exercise any discretion to adjust the awards.

Second Amended and Restated 2003 Stock Plan— The Unitil Corporation Second Amended and Restated 2003 Stock Plan (as amended, the “Stock Plan”) was initially approved by shareholders at the 2003 annual meeting of shareholders, amended and restated on March 24, 2011, and again amended and restated, effective April 19, 2012. Participation in the Stock Plan is currently limited to Directors, Executive Officers and other employees and consultants selected by the Compensation Committee. Restricted Stock and RSUs may be issued to participants in the Stock Plan.

Restricted Stock:

Generally, in January or February of each year, the Company grants annual awards, in the form of restricted stock, to current Executive Officer and employee participants in the Stock Plan based upon the attainment of the same set of specified goals as those selected for the annual cash incentive awards discussed above. As with the annual cash incentive awards, target awards are established for each participant that generally vary based upon the job grade level of such participant’s position in the Company in accordance with survey data provided by Towers Watson. The objectives of the Stock Plan, which tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock generally vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted stock have the same rights as all shareholders, including the right to vote the restricted stock and to collect any cash dividends paid on the restricted stock prior to vesting. Each Executive Officer’s target restricted stock award is set by the Compensation Committee based upon recommendations from Towers Watson, with the goal of granting a target award with a value equal to the market median (the 25th percentile for the CEO for 2014) at the time of grant. The values of the target restricted stock awards based on 2014 performance were the following:

Named Executive Officer	Stock Plan Target Award ($)
Mr. Schoenberger	517,500
Mr. Collin	131,600
Mr. Meissner	131,600
Mr. Black	61,100
Mr. Long	61,100

The value of each possible award extends from a minimum of 50% of the target restricted stock award amount to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the actions of the Compensation Committee in connection with the annual grant of restricted stock include:

1)	setting the amount of the stock award, with the value of the target restricted stock award equal to the value of the market median award (the 25th percentile for the CEO for 2014);

2)	subtracting the federal and Medicare tax impacts of the award; then

3)	dividing the net award value by the current stock price to calculate a net award in shares.

The net restricted stock award provides a market competitive award while minimizing both dilution and volatility. In addition, the Compensation Committee may exercise discretion to vary the size of the restricted stock award, but chose not to do so for the restricted stock awards for 2014 performance.

Performance Metrics and Goals For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance metrics and goals are integrally and directly linked to the compensation awarded—the Management Incentive Plan and the Stock Plan.

Performance metrics and goals are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance metric, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance metrics and goals are then selected by the Compensation Committee each year, and the Committee may also consider recommendations from Towers Watson. The Committee selects the target performance goals from the Strategic Plan and determines a minimum and maximum performance level for each performance metric. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the minimum determined by the Committee.

The table below shows the performance metrics and goals selected by the Compensation Committee for 2014 for the annual incentive awards under the Company’s incentive plans, including the Management Incentive Plan and the Stock Plan, as well as the performance results calculated for 2014.

Metric—2014	Goals	Result	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum: approved budget EPS minus $0.30 Target: approved budget EPS plus or minus $0.05 Maximum: approved budget EPS plus $0.10	Above Maximum	40%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 95% Target: 97% Maximum: 99%	Above Maximum	10%
Electric Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 191 minutes Target: 156 minutes Maximum: 121 minutes	Above Target, Below Maximum	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national benchmark for residential customers	Minimum: target minus 5% Target: national benchmark Maximum: target plus 5%	Above Target, Below Maximum	10%
Cost Per Customer the achievement of a stipulated distribution cost per customer measured against same-year performance of peer utility companies in the northeast, in each case calculated using distribution costs reported to state and/or federal public utility regulators; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	Maximum (for both electric and gas)	30%
TOTAL			100%

For the “peer utility companies” referenced above, actual performance is compared to a select group of utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: Algonquin Power & Utilities Corp., Blackstone Gas Company, Fortis, Inc., Gaz Métro, Emera, Inc., Iberdrola USA, National Grid, Northeast Utilities, NiSource, Inc., and UIL Holdings Corp.

The Compensation Committee generally meets in late January or early February each year, following certification of the fiscal year financial results by the Company’s independent registered public accounting firm, to approve the payout of the annual cash incentive awards and to approve the annual grant of the restricted stock award under the Stock Plan.

Incentive Compensation Formulas

For each employee, including the Named Executive Officers, the following formula was used to calculate the individual annual cash incentive award payments:

Plan Year Base Pay x Target Percent x Weighted Performance Factor = Incentive Payout

For each Executive Officer and employee participant in the Stock Plan, including the Named Executive Officers, the following formula was used to calculate the individual grant of the restricted stock award in any plan year:

Target Restricted Stock Grant x Performance Factor = Actual Restricted Stock Grant

For purposes of the restricted stock awards under the Stock Plan, the Performance Factor was determined based upon the Weighted Performance Factor as follows:

Weighted Performance Factor	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100%, “minimum” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%.

As provided in the Compensation Committee Charter, the Compensation Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the authority to increase or decrease the annual cash incentive award payments under the Company’s incentive plans, including the Management Incentive Plan and the restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2014 results, the Committee did not exercise any discretion to adjust the awards.

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering a majority of employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. The Retirement Plan is closed to new participants, effective January 1, 2010. New employees participate in an enhanced 401(k) plan instead of the Retirement Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service (the “IRS”);

2)	including compensation received from the annual cash incentive awards in the benefits calculation; and

3)	using a final three-year average of salary and annual cash incentive compensation to determine the benefits from the SERP.

See also the Pension Benefits Table in the section entitled Compensation of Named Executive Officers for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“Change of Control Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. The Company maintains both two-year (executed in 2001 and later) and three-year (executed before 2001) Change of Control Agreements. Mr. Schoenberger, Mr. Collin and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner and Mr. Long have two-year Change of Control Agreements in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: (i) a change of control must occur; and (ii) an adverse employment action must occur, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. All Change of Control Agreements were amended effective June 30, 2008, with the objective of complying with the provisions of IRS Code Section 409A (“409A Amendment”). See also the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the Change of Control Agreements.

Employment Agreement—Robert G. Schoenberger—The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Schoenberger, which was effective November 1, 2012 and amended effective June 5, 2013. The term of the Employment

Agreement ends October 31, 2015. For a description of the Employment Agreement, see the sections entitled Compensation of Named Executive Officers – Employment Agreement and Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with a Company automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers. Both of these perquisites were provided to Mr. Schoenberger pursuant to his Employment Agreement. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain Executive Officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Compensation Committee considers the limitations on deductions imposed by Section 162(m) of the Code and the exception for “qualified performance-based compensation.” The Compensation Committee reserves its right to authorize executive compensation that may or may not be subject to the deduction limitations of Section 162(m) of the Code when it believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Executive Officers

The Company does not have a formal policy requiring stock ownership by Executive Officers. One of the key objectives of the Stock Plan is to promote ownership of the Company’s stock by members of management, including Executive Officers. The Stock Plan has been successful in this objective, with approximately 99% of the restricted stock granted to date that has vested being held by Executive Officers as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan (which includes company matching contributions), and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Brownell, Ms. Crutchfield, Mr. Moulton, who serves as chairman, and Dr. Voll. The current members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no Executive Officer of the Company serves on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

Compensation Committee Report

This report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears above.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

David P. Brownell, Lisa Crutchfield, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its CEO, its CFO, and its three other most highly compensated officers in each of the years 2012 through 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2014 2013 2012	584,922 557,069 540,844	— — —	591,895 427,073 161,219	— — —	519,411 447,884 270,422	1,298,110 215,651 907,231	203,524 91,286 280,644	(5)	3,197,862 1,738,963 2,160,380
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2014 2013 2012	287,675 273,976 264,443	— — —	150,773 82,188 53,917	— — —	149,016 128,495 92,555	434,992 — 217,865	106,151 33,278 31,468	(6)	1,128,607 517,937 660,248
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2014 2013 2012	287,675 273,976 265,996	— — —	150,773 82,188 53,917	— — —	149,016 128,495 93,099	326,347 — 161,820	35,044 33,278 30,968	(7)	948,855 517,937 605,800
Todd R. Black Senior Vice President, Unitil Service	2014 2013 2012	213,802 207,575 201,529	— — —	70,162 46,573 30,810	— — —	94,928 83,445 60,459	202,404 — 118,313	23,639 21,987 18,970	(8)	604,935 359,580 430,081
George E. Long, Jr. Vice President, Unitil Service	2014 2013 2012	196,029 190,319 184,776	— — —	70,162 46,573 30,810	— — —	87,037 76,508 55,433	203,546 3,373 120,155	28,424 21,172 23,677	(9)	585,268 337,945 414,851

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)	Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the closing price of Unitil common stock on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2012 – 2014. Stock Plan grants were made February 4, 2013 for 2012 results at a price of $26.56, January 31, 2014 for 2013 results at a price of $30.44, and January 26, 2015 for 2014 results at a price of $37.32. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.

(3)	The terms of the Management Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see the section entitled Compensation Discussion and Analysis). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 4, 2013 for 2012 Management Incentive Plan results, January 31, 2014 for 2013 Management Incentive Plan results, and January 26, 2015 for 2014 Management Incentive Plan results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.

(4)	The amounts shown for Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black reflect the change in pension value plus the change in the SERP value. The amount shown for Mr. Long reflects only the change in pension value. The Company does not have a non-qualified deferred compensation plan.

NOTES, continued:

(5)	All Other Compensation for Mr. Schoenberger for the year 2014 includes use of a Company vehicle, club dues, the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2014 on the 14,030 shares of restricted stock awarded in 2014, which are valued at $19,361, and the tax adjustment on the 14,030 shares of restricted stock that vested for tax purposes in 2014 in accordance with the provisions of the Stock Plan, which is valued at $160,777. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Schoenberger reached retirement eligibility age in 2012, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Schoenberger’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.

(6)	All Other Compensation for Mr. Collin for the year 2014 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2014 on the 2,700 shares of restricted stock awarded in 2014, and the tax adjustment on the 8,013 shares of restricted stock that vested in 2014 in accordance with the provisions of the Stock Plan, which is valued at $93,625. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Collin reached retirement eligibility age in 2014, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Collin’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.

(7)	All Other Compensation for Mr. Meissner for the year 2014 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2014 on the 2,700 shares of restricted stock awarded in 2014, and the tax adjustment on the 2,012 shares of restricted stock that vested in 2014 in accordance with the provisions of the Stock Plan, which is valued at $22,518.

(8)	All Other Compensation for Mr. Black for the year 2014 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2014 on the 1,530 shares of restricted stock awarded in 2014, and the tax adjustment on the 1,137 shares of restricted stock that vested in 2014 in accordance with the provisions of the Stock Plan, which is valued at $12,728.

(9)	All Other Compensation for Mr. Long for the year 2014 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2014 on the 1,530 shares of restricted stock awarded in 2014, and the tax adjustment on the 1,530 shares of restricted stock that vested for tax purposes in 2014 in accordance with the provisions of the Stock Plan, which is valued at $17,533. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Long reached retirement eligibility age in 2011, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Long’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.

The table below provides information with respect to the grants of plan-based awards, including Management Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2014.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	1/26/15 (3) 1/26/15 (4)	175,477 —	350,953 —	526,430 —	— 5,290	— 10,570	— 15,860	— —	— 591,895
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	1/26/15 (5) 1/26/15 (6)	50,343 —	100,686 —	151,029 —	— 1,350	— 2,690	— 4,040	— —	— 150,773
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	1/26/15 (7) 1/26/15 (8)	50,343 —	100,686 —	151,029 —	— 1,350	— 2,690	— 4,040	— —	— 150,773
Todd R. Black Senior Vice President, Unitil Service	1/26/15 (9) 1/26/15 (10)	32,070 —	64,141 —	96,211 —	— 630	— 1,250	— 1,880	— —	— 70,162
George E. Long, Jr. Vice President, Unitil Service	1/26/15 (11) 1/26/15 (12)	29,404 —	58,809 —	88,213 —	— 630	— 1,250	— 1,880	— —	— 70,162

NOTES:

(1)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.

(2)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.

(3)	The Compensation Committee selected the performance metrics and goals for the 2014 Management Incentive Plan awards on January 31, 2014, and payment was made on January 26, 2015. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2015 based on 2014 performance. Mr. Schoenberger’s actual award was 148% of Target, for a total award of $519,411. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(4)	The estimated future payout information shown for the Stock Plan is for a grant in 2015 based on 2014 performance. Mr. Schoenberger’s actual stock award was 150% of Target, for a total award of 15,860 shares of restricted stock with a closing market price of $37.32 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(5)	The Compensation Committee selected the performance metrics and goals for the 2014 Management Incentive Plan awards on January 31, 2014, and payment was made on January 26, 2015. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2015 based on 2014 performance. Mr. Collin’s actual award was 148% of Target, for a total award of $149,016. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(6)	The estimated future payout information shown for the Stock Plan is for a grant in 2015 based on 2014 performance. Mr. Collin’s actual stock award was 150% of Target, for a total award of 4,040 shares of restricted stock with a closing market price of $37.32 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

NOTES, continued:

(7)	The Compensation Committee selected the performance metrics and goals for the 2014 Management Incentive Plan awards on January 31, 2014, and payment was made on January 26, 2015. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2015 based on 2014 performance. Mr. Meissner’s actual award was 148% of Target, for a total award of $149,016. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(8)	The estimated future payout information shown for the Stock Plan is for a grant in 2015 based on 2014 performance. Mr. Meissner’s actual stock award was 150% of Target, for a total award of 4,040 shares of restricted stock with a closing market price of $37.32 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(9)	The Compensation Committee selected the performance metrics and goals for the 2014 Management Incentive Plan awards on January 31, 2014, and payment was made on January 26, 2015. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2015 based on 2014 performance. Mr. Black’s actual award was 148% of Target, for a total award of $94,928. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(10)	The estimated future payout information shown for the Stock Plan is for a grant in 2015 based on 2014 performance. Mr. Black’s actual stock award was 150% of Target, for a total award of 1,880 shares of restricted stock with a closing market price of $37.32 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(11)	The Compensation Committee selected the performance metrics and goals for the 2014 Management Incentive Plan awards on January 31, 2014, and payment was made on January 26, 2015. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2015 based on 2014 performance. Mr. Long’s actual award was 148% of Target, for a total award of $87,037. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(12)	The estimated future payout information shown for the Stock Plan is for a grant in 2015 based on 2014 performance. Mr. Long’s actual stock award was 150% of Target, for a total award of 1,880 shares of restricted stock with a closing market price of $37.32 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

Non-Equity Compensation Plan Information

Management Incentive Plan

The Management Incentive Plan, in which all Named Executive Officers participate, was established in December 1998. On June 5, 2013, the Management Incentive Plan was amended and restated to clarify that the Compensation Committee selects participants in the plan and establishes their individual target awards. The plan provides cash incentive payments that are tied directly to achievement of the Company’s performance metrics and goals. If the Company achieves the performance metrics and goals selected by the Committee, then the Company makes the cash incentive payments to participants early in the year following such achievement.

On January 31, 2014, the Compensation Committee selected annual performance metrics and goals and target annual cash incentive awards for 2014 under the Management Incentive Plan. Based on 2014 results achieved as compared to the 2014 Management Incentive Plan performance goals, 148% of the target amount was earned, and the Committee approved payments of 148% of the target amount for Management Incentive Plan participants on January 26, 2015. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation Discussion and Analysis.

Equity Compensation Plan Information

Stock Plan

The Stock Plan is an equity-based plan in which selected management employees, including all Named Executive Officers, participate. Awards under the Stock Plan vary each year based on the achievement of the prior year’s annual incentive award performance goals. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation Discussion and Analysis.

Based on 2014 results described above, awards of restricted stock were granted at 150% of the target amount. The Compensation Committee granted awards to Stock Plan participants on January 26, 2015. Grants of restricted stock generally vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting status, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2014, the Company paid four quarterly non-preferential dividends of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

The Compensation Committee sets the target restricted stock awards based upon recommendations from Towers Watson, with the goal of granting a target award with a value equal to the market median (the 25th percentile for the CEO for 2014) at the time of the grant. This award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating participants’ sale of vested shares that may be otherwise completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation Discussion and Analysis.

The restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted stock is subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income. Upon the occurrence of death, disability, or a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted stock will immediately lapse. The term “change of control” is defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Employment Agreement

Mr. Schoenberger is the only employee who has an Employment Agreement with the Company, the term of which is November 1, 2012 through October 31, 2015, and which provides that Mr. Schoenberger’s employment as chairman of the Board, CEO and president of the Company will continue through October 31, 2015. Mr. Schoenberger’s Employment Agreement was amended, effective June 5, 2013, (i) to memorialize Mr. Schoenberger’s annual base salary at the time of execution, (ii) to increase Mr. Schoenberger’s target award under the Management Incentive Plan from 50% to 60% of base salary and (iii) to provide that Mr. Schoenberger’s annual base salary and target award under the Management Incentive Plan will be subject to annual review by the Compensation Committee and the Board for discretionary periodic increases. The Employment Agreement also provides that Mr. Schoenberger will participate in the SERP, other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which include the Stock Plan). The Employment Agreement also states that Mr. Schoenberger’s Change of Control Agreement will remain in effect. The Employment Agreement’s termination provisions are discussed below under the section entitled Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control.

The table below provides information with respect to salary in proportion to total compensation for Named Executive Officers for the year 2014.

SALARY IN PROPORTION TO TOTAL COMPENSATION

Named Executive Officer	Salary ($)	Total Compensation ($)	Salary as a % of Total Compensation
(a)	(b)	(c)	(d)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	584,922	3,197,862	18.3%
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	287,675	1,128,607	25.5%
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	287,675	948,855	30.3%
Todd R. Black Senior Vice President, Unitil Service	213,802	604,935	35.3%
George E. Long Jr. Vice President, Unitil Service	196,029	585,268	33.5%

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	6,092	181,976
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	2,012	60,112
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	2,012	60,112
Todd R. Black Senior Vice President, Unitil Service	—	—	1,137	33,971
George E. Long Jr. Vice President, Unitil Service	—	—	1,069	31,966

NOTES:

(1)	The Company has no option plan and no option awards outstanding.

(2)	Reflects the value of restricted stock based on a total of (i) the closing price of $29.49 for shares that vested on February 5, 2014 pursuant to the terms of the restricted stock awards granted on February 5, 2010, (ii) the closing price of $30.48 for shares that vested on February 10, 2014 pursuant to the terms of the restricted stock awards granted on February 9, 2011 (February 9, 2014 was a Sunday), (iii) the closing price of $29.81 for shares that vested on February 3, 2014 pursuant to the terms of the restricted stock awards granted on February 3, 2012, and (iv) the closing price of $29.52 for shares that vested on February 4, 2014 pursuant to the terms of the restricted stock awards granted on February 4, 2013.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2014, which includes unvested stock awards granted under the Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	—	—	—	1,723 3,580 4,553 14,030	(3) (4) (5) (6)	63,164 131,279 166,940 514,480	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	—	—	—	578 1,200 1,523 2,700	(3) (4) (5) (6)	21,177 44,004 55,830 99,009	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	—	—	—	578 1,200 1,523 2,700	(3) (4) (5) (6)	21,177 44,004 55,830 99,009	— — — —	— — — —
Todd R. Black Senior Vice President, Unitil Service	—	—	—	—	—	328 680 870 1,530	(3) (4) (5) (6)	12,009 24,936 31,903 56,105	— — — —	— — — —
George E. Long, Jr. Vice President, Unitil Service	—	—	—	—	—	328 680 870 1,530	(3) (4) (5) (6)	12,009 24,936 31,903 56,105	— — — —	— — — —

NOTES:

(1)	The Company has no option plan and no option awards outstanding.

(2)	Based on the closing price of Unitil common stock as of December 31, 2014, which was $36.67.

(3)	Shares of restricted stock were granted on February 9, 2011 pursuant to the Stock Plan, which vested 25% on February 9, 2012, 25% on February 9, 2013, and 25% on February 9, 2014. The unvested shares shown in the table (25% of the total 2011 grant) fully vested on February 9, 2015.

(4)	Shares of restricted stock were granted on February 3, 2012 pursuant to the Stock Plan, which vested 25% on February 3, 2013, and 25% on February 3, 2014. The unvested shares shown in the table (50% of the total 2012 grant) vested an additional 25% on February 3, 2015; and will further vest 25% on February 3, 2016.

(5)	Shares of restricted stock were granted on February 4, 2013 pursuant to the Stock Plan which vested 25% on February 4, 2014. The unvested shares shown in the table (75% of the total 2013 grant) vested an additional 25% on February 4, 2015; and will further vest 25% on February 4, 2016, and February 4, 2017, respectively.

(6)	Shares of restricted stock were granted on January 31, 2014 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2014 grant) vested 25% on January 31, 2015; and will further vest 25% on January 31, 2016, January 31, 2017, and January 31, 2018, respectively.

The table below provides information with respect to the actuarial present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those Named Executive Officers currently participating in the SERP, as of December 31, 2014. The amounts shown in column (d) were determined using interest rate and post-retirement mortality rate assumptions consistent with those used in the Company’s financial statements, which are included in Note 10 to the Company’s Annual Report on Form 10-K filed with the SEC on January 28, 2015.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP	17 17	1,119,061 4,238,919	—
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP	26 26	1,068,983 266,154	—
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP	20 20	799,142 150,571	—
Todd R. Black Senior Vice President, Unitil Service	Retirement Plan SERP	17 17	503,470 31,919	—
George E. Long, Jr. Vice President, Unitil Service	Retirement Plan	21	750,528	—

NOTES:

(1)	The present value amounts calculated by the Company’s actuary are based on assumptions for the growth of the Company’s 401(k) contribution (SERP only), participant’s salary, participant’s age, the 2014 discount rate of 4.00%, and a discount factor of 2.25%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, contributions are made by Unitil generally for all participants, and no amounts were contributed or accrued specifically for the benefit of any Executive Officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. See the section entitled Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan, which became effective on June 1, 2013.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)
1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. As of December 31, 2014, Mr. Schoenberger, Mr. Collin and Mr. Long are the Named Executive Officers eligible for early retirement benefits under the Retirement Plan. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. As of December 31, 2014, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant attains age 65, or early retirement eligibility, which occurs when the participant attains both age 55 and has completed 15 years of service. If a participant terminates employment for any reason prior to retirement, other than in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives, less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer, and less income that a participant receives as a primary Social Security benefit.

Early retirement benefits are available to a participant, with the approval of the Board. For a participant who elects to begin receiving early retirement benefits under the SERP prior to attaining age 60, the benefits are reduced by 5/12 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. As of December 31, 2014, of the Named Executive Officers participating in the SERP, Mr. Schoenberger and Mr. Collin are eligible for early retirement.

If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service. The term “change in control” as used in the SERP is defined in the section entitled Compensation of Named Executive Officers – Definition of Change of Control, Cause and Good Reason.

Potential Payments Upon Termination or Change of Control

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Schoenberger are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid in the event of an adverse employment action following a change of control of the Company. In addition, the Stock Plan provides that unvested restricted stock will vest immediately upon (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan), (iii) retirement or (iv) a change of control of the Company (as defined in the Stock Plan). The Management Incentive Plan also provides that awards under the plan are forfeited if the participant’s employment terminates other than by reason of (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan) or (iii) retirement at or after attaining age 55.

Change of Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (i) a change of control must occur (upon which the agreement becomes effective); and (ii) an adverse employment action must occur during the term of the agreement, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each Change of Control Agreement begins upon a change of control of the Company. Double trigger Change of Control Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

The following tables show the payments and benefits the Named Executive Officers would receive in connection with a variety of employment termination scenarios, as well as upon a change of control. For the Named Executive Officers, the information assumes that employment termination or the change of control was effective as of December 31, 2014. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company. All of the payments and benefits described below would be provided by the Company or its subsidiaries.

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) (1) ($)	Termination of Service due to Death or Disability (with or without a Change of Control) (2)(3) ($)	Termination by the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (with or without a Change of Control) (2)(5) ($)	Change of Control (without Adverse Employment Action) (2) ($)	Change in Control (with Adverse Employment Action) (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President
Compensation:
Severance	1,700,366	—	—	—	—	2,861,359
2014 Management Incentive Plan Award	—	519,411	—	519,411	—	—

Benefits:
Additional Pension Benefit	—	—	—	—	—	1,819,886

Additional 401(k) Match	—	—	—	—	—	23,093

Insurance Continuation	32,145	—	—	—	—	86,177
Accelerated Vesting of Restricted Stock (7)	—	875,863	—	875,863	875,863	875,863
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	2,089,155

Total	1,732,511	1,395,274	—	1,395,274	875,863	7,755,533

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Termination of Service due to Death or Disability (with or without a Change of Control) (2)(3) ($)	Termination by the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (with or without a Change of Control) (2)(5) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action) (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer
Compensation:
Severance	—	—	—	—	—	1,263,001
2014 Management Incentive Plan Award	—	149,016	—	149,016	—	—

Benefits:
Additional Pension Benefit	—	—	—	—	—	378,597

Additional 401(k) Match	—	—	—	—	—	23,093

Insurance Continuation	—	—	—	—	—	64,075
Accelerated Vesting of Restricted Stock (7)	—	220,020	—	220,020	220,020	220,020
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	723,519

Total	—	369,036	—	369,036	220,020	2,672,305

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Termination of Service due to Death or Disability (with or without a Change of Control) (2)(3) ($)	Termination by the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (with or without a Change of Control) (2) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer
Compensation:
Severance	—	—	—	—	—	851,333
2014 Management Incentive Plan Award	—	149,016	—	—	—	—

Benefits:
Additional Pension Benefit	—	—	—	—	—	274,982

Additional 401(k) Match	—	—	—	—	—	15,566

Insurance Continuation	—	—	—	—	—	57,936
Accelerated Vesting of Restricted Stock (7)	—	220,020	—	—	220,020	220,020
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	460,970

Total	—	369,036	—	—	220,020	1,880,807

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Termination of Service due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (with or without a Change of Control) (2) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Todd R. Black Senior Vice President Unitil Service
Compensation:
Severance	—	—	—	—	—	883,207
2014 Management Incentive Plan Award	—	94,928	—	—	—	—

Benefits:
Additional Pension Benefit	—	—	—	—	—	159,287

Additional 401(k) Match	—	—	—	—	—	23,093

Insurance Continuation	—	—	—	—	—	84,576
Accelerated Vesting of Restricted Stock (7)	—	124,953	—	—	124,953	124,953
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	476,806

Total	—	219,881	—	—	124,953	1,751,922

ESTIMATED PRESENT VALUE OF BENEFITS

Name	Termination by the Company for any Reason other than Death, Disability, or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Termination of Service due to Death or Disability (with or without a Change of Control) (2)(3) ($)	Termination by the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	Retirement (with or without a Change of Control) (2)(5) ($)	Change of Control (without Adverse Employment Action (2) ($)	Change of Control (with Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George E. Long, Jr. Vice President Unitil Service
Compensation:
Severance	—	—	—	—	—	557,180
2014 Management Incentive Plan Award	—	87,037	—	87,037	—	—

Benefits:
Additional Pension Benefit	—	—	—	—	—	131,493

Additional 401(k) Match	—	—	—	—	—	15,566

Insurance Continuation	—	—	—	—	—	54,563
Accelerated Vesting of Restricted Stock (7)	—	124,953	—	124,953	124,953	124,953
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	275,190

Total	—	211,990	—	211,990	124,953	1,158,945

NOTES:

(1)	Unless otherwise noted, the amounts shown are the estimated present value calculated using a discount rate of 4.00% and a discount factor of 2.25%. The total for this column was calculated by adding (i) the present value of two years’ base salary and two years’ Management Incentive Plan cash award; and (ii) the present value of two years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above.

(2)	The totals for these columns include payments of the 2014 Management Incentive Plan awards based on actual 2014 performance for participants whose employment with Unitil is assumed to have terminated due to death (all Named Executive Officers), disability (all Named Executive Officers) or retirement at or after attaining age 55 (Mr. Schoenberger, Mr. Collin and Mr. Long). The totals for these columns also include the value of all unvested restricted stock held pursuant to the Stock Plan, which would accelerate vesting upon the occurrence of the specific event. See footnote 7 for a discussion of how this value was calculated. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above. The form or amount of any payment or benefit under the Retirement Plan and the SERP would not be enhanced in connection with (i) the individual’s death or disability (without a change of control), or (ii) a change of control (without an adverse employment action).

NOTES, continued:

(3)	In the event of death, the actuarial present value of benefits under the Retirement Plan would be decreased from the amounts shown in the Pension Benefits Table above to $637,857 for Mr. Schoenberger, $788,559 for Mr. Collin, $402,370 for Mr. Meissner, $253,590 for Mr. Black, and $556,753 for Mr. Long. In the event of death, the actuarial present value of benefits under the SERP would be decreased from the amounts shown in the Pension Benefits Table above to $2,416,158 for Mr. Schoenberger, $196,336 for Mr. Collin, $110,227 for Mr. Meissner, and $23,373 for Mr. Black. Mr. Long does not participate in the SERP.

(4)	If the individual’s employment is terminated by the Company for cause or due to a voluntary termination by the individual other than for good reason or retirement, the individual would not be entitled to any severance payments or other benefits and any unvested shares of restricted stock would be forfeited.

(5)	In the event of retirement, the actuarial present value of benefits under the Retirement Plan would be increased from the amounts shown in the Pension Benefits Table above to $1,198,849 for Mr. Schoenberger, $1,497,404 for Mr. Collin, and $1,054,670 for Mr. Long. In the event of retirement, the actuarial present value of the benefit under the SERP would be increased from the amount shown in the Pension Benefits Table above to $4,541,158 for Mr. Schoenberger and $372,824 for Mr. Collin. Mr. Long does not participate in the SERP.

(6)	Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits (with an adverse employment action) and were calculated using a discount rate of 4.00% and a discount factor of 2.25%. The totals for column (g), Change of Control (with an adverse employment action) in the tables above were calculated by adding (i) the present value of three years’ (for Mr. Schoenberger, Mr. Collin and Mr. Black) or two years’ (for Mr. Meissner and Mr. Long) base salary and target Management Incentive Plan cash award; (ii) the present value of the benefit, in addition to the amount reflected in the Pension Benefit Table above, the individual would have received under the Retirement Plan and the SERP (Mr. Long’s calculation includes only the Retirement Plan), based on an additional two or three years of service credit for eligibility and benefit purposes pursuant to the individual’s Change of Control Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k) assuming two or three additional years of continued employment after the termination date pursuant to the individual’s Change of Control Agreement; (iv) the value of all unvested restricted stock held (see footnote 7 for a discussion of how this value was calculated), which would accelerate upon the occurrence of the specified event; (v) the present value of two or three years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage pursuant to the individual’s Change of Control Agreement; and (vi) the estimated amount of excess parachute excise tax gross-up that is equal to the 20% excise tax (which excise tax is itself grossed up for taxes) on the amount of severance and other benefits payable on December 31, 2014 that exceeds the individual’s average W-2 earnings for the years 2010 to 2014. The benefits provided under the Change of Control Agreements are payable in the form of a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments. Each Change of Control Agreement also provides for continued participation in the Company’s group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs.

(7)	The amounts shown are equal to the total number of restricted shares that would have vested upon the occurrence of the specified event, multiplied by the closing stock price on the last business day of the year (December 31, 2014) of $36.67.

Definition of Change of Control, Cause and Good Reason

A “change of control” is defined in the Change of Control Agreements and the SERP as:

(i)	any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

“Cause” is defined in the Change in Control Agreements as the occurrence of any of the following events:

(i)	the employee’s conviction for the commission of a felony; or

(ii)	the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard.

“Good reason” is defined in the Change of Control Agreements as:

(i)	a material diminution in the employee’s base compensation;

(ii)	a material diminution in the employee’s authority, duties or responsibilities;

(iii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	a material diminution in the budget over which the employee retains authority;

(v)	a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or

(vi)	any other action that constitutes a material breach by the Company of the Change of Control Agreement.

None of the events listed above will constitute “good reason” unless the employee has given written notice to the Company, specifying the event relied upon for such termination within 90 days after the occurrence of the event and the Company has not remedied the event within 30 days of receipt of the notice.

A “change of control” is defined in the Stock Plan as:

(i)	any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	consummation of a transaction that involves:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Chief Executive Officer—Employment Agreement

Mr. Schoenberger’s Employment Agreement provides that (i) it does not affect Mr. Schoenberger’s rights or obligations under the Severance Agreement dated June 30, 2008

(“Mr. Schoenberger’s Change of Control Agreement”) and (ii) as long as Mr. Schoenberger’s Change of Control Agreement is not in effect, it does not affect the Employment Agreement or Mr. Schoenberger’s rights or obligations under the Employment Agreement. As discussed in the section entitled Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Schoenberger’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Schoenberger’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, the Company may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment with good reason, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes). As of December 31, 2014, (i) the estimated amount of the lump sum payments relating to base salary and bonus was $1,700,366 and (ii) the estimated amount of lump sum payments relating to group medical, dental and insurance coverage was $32,145.

“Cause” is defined under the Employment Agreement as:

(i)	the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness;

(ii)	the willful violation by the executive of any of his material obligations under the Employment Agreement;

(iii)	the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv)	the executive’s conviction of a felony.

“Good reason” is defined under the Employment Agreement as:

(i)	a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii)	a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business;

(iii)	a material diminution in the executive’s base compensation; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

None of these events will constitute “good reason” unless the executive gives the Company notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives the Company 30 days prior written notice and the Company fails to cure the event condition within the 30 day period.

If Mr. Schoenberger terminates his employment for any reason other than “good reason,” or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Risk and Broad-Based Compensation Programs

After review and evaluation of the Company’s compensation policies and practices, including the annual incentive award performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company because (a) the Company’s compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by Executive Officers or other employees, (b) the Company does not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and Executive Officers to consider and balance all aspects of the Company’s Strategic Plan, both short and long term, and (f) the variable and non-variable pay mix is proportionally weighted for Executive Officers and all employees.

Compensation of Directors

The following table shows the compensation paid to the members of the Board in 2014.

DIRECTORS’ COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William D. Adams (6)	39,750	22,500	—	—	—	247	62,497
Dr. Robert V. Antonucci (7)	53,000	45,002	—	—	—	497	98,500
David P. Brownell (8)	61,000	45,002	—	—	—	497	106,500
Lisa Crutchfield (9)	54,000	45,002	—	—	—	497	99,500
Albert H. Elfner, III (10)	62,000	45,002	—	—	—	497	107,500
Edward F. Godfrey (11)	59,750	45,002	—	—	—	497	105,250
Michael B. Green (12)	55,500	45,002	—	—	—	497	101,000
Eben S. Moulton (13)	61,000	45,002	—	—	—	497	106,500
M. Brian O’Shaughnessy (14)	56,000	45,002	—	—	—	497	101,500
Robert G. Schoenberger(15)	—	—	—	—	—	—	—
Dr. Sarah P. Voll (16)	53,000	44,999	—	—	—	495	98,494
David A. Whiteley (17)	54,500	45,002	—	—	—	497	100,000

NOTES:

(1)	With the exception of Mr. Schoenberger, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2014. Mr. Schoenberger’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation of Named Executive Officers.
(2)	Stock awards are the stock-based component of the annual retainer for Board service. The amount reflected is the weighted average cash equivalent value of 1,434 shares of common stock or 1,441 RSUs, as elected by each Director, which is the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. RSUs are granted to the Directors who have elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board.
(3)	Members of the Board did not receive option awards and, with the exception of Mr. Schoenberger, did not participate in any non-equity incentive compensation plans. Mr. Schoenberger’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(4)	With the exception of Mr. Schoenberger, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. Mr. Schoenberger’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers. The Company does not have a nonqualified deferred compensation plan.
(5)	All other compensation includes dividends paid in 2014 on common stock, or dividend equivalents paid in 2014 on RSUs, in connection with the stock-based component of the annual retainer for Board service in 2014.
(6)	Mr. Adams resigned from the Board on July 9, 2014. The cash fees and stock award he received were prorated to reflect his six months of service on the Board. Mr. Adams also served on the Nominating and Governance Committee until his resignation. Mr. Adams’ stock award consists of 717 shares of common stock.
(7)	Dr. Antonucci is a member of the Audit Committee. Dr. Antonucci’s stock award consists of 1,441 RSUs.
(8)	Mr. Brownell is a member of the Compensation Committee and the chairman of the Nominating and Governance Committee. Mr. Brownell’s stock award consists of 1,441 RSUs.

NOTES, continued:

(9)	Ms. Crutchfield is a member of the Compensation Committee and the Pension Committee. Ms. Crutchfield’s stock award consists of 1,441 RSUs.
(10)	Mr. Elfner is the chairman of the Executive Committee and a member of the Nominating and Governance Committee. Mr. Elfner also serves on the Pension Committee. Mr. Elfner’s stock award consists of 1,441 RSUs.
(11)	Mr. Godfrey is a member of both the Audit Committee and the Executive Committee. Mr. Godfrey also served as chairman of the Audit Committee from January 1 through July 21, 2014. Mr. Godfrey’s stock award consists of 1,441 RSUs.
(12)	Mr. Green has been the chairman of the Audit Committee since July 21, 2014, and served as a member of the Audit Committee prior to July 21, 2014. Mr. Green’s stock award consists of 1,441 RSUs.
(13)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee. Mr. Moulton’s stock award consists of 1,441 RSUs.
(14)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating and Governance Committee. Mr. O’Shaughnessy’s stock award consists of 1,441 RSUs.
(15)	As chairman of the Board, CEO and president of the Company, Mr. Schoenberger receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(16)	Dr. Voll is a member of the Compensation Committee. Dr. Voll’s stock award consists of 1,434 shares of common stock.
(17)	Mr. Whiteley is a member of the Audit Committee, and also a member of the Nominating and Governance Committee since July 22, 2014. Mr. Whiteley’s stock award consists of 1,441 RSUs.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are subject to approval by the full Board upon the recommendation of the Nominating and Governance Committee.

The stock portion of the Directors’ annual retainers may be paid in shares of common stock or in RSUs at the Director’s election. The RSUs:

•	will be 100% vested when granted;

•	generally will be settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company;

•

will be paid such that the Director will receive (i) 70% of the shares of the Company’s common stock underlying the RSUs and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the RSUs; and

•	may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered by a Director.

The Director shall have no rights of a shareholder of the Company with respect to the RSUs or the Shares underlying the RSUs, including the right to vote the RSUs or the underlying shares, or to receive dividends. In addition, the Director may be entitled to receive dividend equivalents, which will be converted to additional RSUs at the time of settlement.

In October 2014, the Nominating and Governance Committee concluded a review of Directors’ compensation using compensation information data that, at the committee’s request, was prepared by management using the Equilar Insight executive compensation benchmarking software platform. The data provided included updated data for the 25th percentile of Unitil’s 2014 compensation peer group. Consistent with the Committee’s guideline, the 25th percentile of Unitil’s compensation peer group was targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. The updated Director’s compensation information showed that annual Directors’ compensation was slightly below the 25th percentile of Unitil’s peer group. Based on the information provided, the Committee recommended an increase in the cash component of Directors’ compensation to $57,000, and an increase in the stock-based component of Directors’ compensation to $52,000 for each member of the Board who is not an officer of Unitil or any of its subsidiaries, effective January 1, 2015 for the 2015 compensation year, which was approved by the Board on January 26, 2015.

In June 2013, the Nominating and Governance Committee reviewed Directors’ compensation for the 2014 compensation year using information provided by Towers Watson. Based on the information provided, which confirmed that annual Directors’ compensation was within the 25th percentile of the peer group, the Committee concluded that the then current compensation structure was sufficient to attract high-quality new Board members, and therefore no change to Directors’ compensation was recommended for the 2014 compensation year.

In 2014, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee of $50,000, which was paid in quarterly installments. In addition, non-chair members of the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee of $3,000, also paid quarterly. The chairs of the Committees each received an annual cash retainer fee of $8,000, paid quarterly. In 2014, the stock-based compensation component was $45,000 for each such member of the Board. For such members of the Board who elected to receive common stock as the stock-based component of the annual retainer, $45,000 for each applicable Board member was used to purchase the equivalent number of shares, rounded up to the nearest whole share, of Unitil common stock on the open market on October 1, 2014, as approved by the Board. For members of the Board who elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer, the number of RSUs to provide to each applicable Board member was calculated by dividing $45,000 by the closing market price of Unitil common stock on October 1, 2014, rounded up to the nearest whole share, pursuant to the terms and conditions of the Stock Plan, and as approved by the Board.

Directors who served on the Pension Committee also received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy, and no separate meeting fees are paid for regularly-scheduled Board meetings or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. Directors also receive a meeting fee of $2,000 for each special meeting attended in person. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

Proposal 1:  Election of Directors

Article III of Unitil’s Bylaws and Article 7 of the Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

In addition to meeting or exceeding the general qualifications outlined in the section entitled Corporate Governance and Policies of the Board—Qualifications and Skills of Directors, the Directors of the Company are listed below with the specific qualifications, skills or attributes that make them qualified to serve, or continue to serve, on the Board.

Information About Nominees for Director

Mr. Schoenberger and Dr. Voll are standing for election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Each nominee has been a member of the Board since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2018

Individual Qualifications

Robert G. Schoenberger, Age 64

Mr. Schoenberger has been Unitil’s Chairman of the Board of Directors and Chief Executive Officer since October 1997. Mr. Schoenberger has also served as Unitil’s President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority from 1993 until 1997. Mr. Schoenberger has also served as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, since 2012 and from 1998 until 2009. Mr. Schoenberger also serves as a director of the Edison Electric Institute, and as chairman of the Tocqueville Society of the Greater Seacoast (New Hampshire) United Way. Mr. Schoenberger also served as a director of Satcon Technology Corporation, Boston, Massachusetts (a company that developed innovative power conversion solutions for the renewable power industry) from 2007 until 2013.

Unitil’s chairman of the Board, CEO and president since 1997; utility industry expertise; regulated industry expertise; proven leadership; tenure on the Board

Sarah P. Voll, Age 72

Dr. Voll has been a member of Unitil’s Board of Directors since January 2003. Dr. Voll retired in 2007 as vice president from National Economic Research Associates, Inc. (“NERA”), Washington, District of Columbia. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

Utility regulation expertise; proven leadership; former chief economist and executive director New Hampshire Public Utilities Commission; well-published consultant to utility and regulatory organizations worldwide; tenure on the Board

The Board recommends that the shareholders vote FOR each of the nominees named above.

Information About Directors Whose Terms of Office Continue Until 2016 or 2017

Individual Qualifications

Robert V. Antonucci, Age 69

Dr. Antonucci has been a member of Unitil’s Board of Directors since December 2004, and his current term will expire in 2017. Dr. Antonucci has been the president of Fitchburg State University (“FSU”) in Fitchburg, Massachusetts, since 2003. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci has served as a trustee of Eastern Bank since 1988. Dr. Antonucci also serves as a director of the North Central Massachusetts Chamber of Commerce and a director of the North Central Massachusetts United Way.

Business and education industry expertise; community and public policy insight; Audit Committee financial expert; Proven leadership; tenure on the Board

David P. Brownell, Age 71

Mr. Brownell has been a member of Unitil’s Board of Directors since June 2001, and his current term will expire in 2017. Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is a former member of the board of the University of New Hampshire (“UNH”) Foundation. Mr. Brownell was also interim president of the UNH Foundation, former vice chairman of the board of the UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast (New Hampshire), former vice chairman of the board of Exeter Health Resources and a former board member of the New Hampshire Junior Achievement Advisory Council.

Multinational business experience; investor relations and marketing expertise; proven leadership; tenure on the Board

Individual Qualifications

Lisa Crutchfield, Age 51

Ms. Crutchfield has been a member of Unitil’s Board of Directors since December 2012, and her current term will expire in 2016. Ms. Crutchfield served as executive vice president of regulation and pricing for National Grid USA (“National Grid”), an international electric and gas company, in Waltham, Massachusetts, from November 2008 to July 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until October 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as Vice Chairman of the Pennsylvania Public Utilities Commission from 1993 until 1997. Since June 2014, Ms. Crutchfield also serves on the board of directors of Fulton Financial Corporation located in Lancaster, Pennsylvania.

Utility industry experience; utility regulation strategy expertise; former vice chair - Pennsylvania Public Utility Commission; utility regulation policy and market economics insight; proven leadership

Albert H. Elfner, III, Age 70

Mr. Elfner has been a member of Unitil’s Board of Directors since January 1999, and his current term will expire in 2017. Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and its chief executive officer from 1995 until 1999. Mr. Elfner serves as a director of Main Street America Insurance Company (“Main Street”), Jacksonville, Florida, as well as chairman of the Main Street audit committee, and also serves as president of Mountain Lake Corporation, Lake Wales, Florida, since 2013. Mr. Elfner is also a Chartered Financial Analyst.

Chartered financial analyst; financial industry expertise; proven leadership; corporate governance expertise; tenure on the Board

Edward F. Godfrey, Age 65

Mr. Godfrey has been a member of Unitil’s Board of Directors since January 2002, and his current term will expire in 2016. Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Financial expertise; financial industry experience; Audit Committee financial expert; proven leadership; tenure on the Board

Michael B. Green, Age 65

Mr. Green has been a member of Unitil’s Board of Directors since June 2001, and his current term will expire in 2017. Mr. Green served as the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, from 1992 until his retirement in January 2014. In addition, Mr. Green currently serves as a director of Concord General Mutual Insurance Company (“Concord Mutual”), including chairman of Concord Mutual’s audit committee, a director of New Hampshire Mutual Bancorp, and vice chairman of Merrimack County Savings Bank (“Merrimack”), including membership on Merrimack’s investment, compensation, and audit committees.

Business and healthcare industry expertise Audit Committee financial expert; proven leadership; tenure on the Board

Eben S. Moulton, Age 68

Mr. Moulton has been a member of Unitil’s Board of Directors since March 2000, and his current term will expire in 2016. Mr. Moulton has been the managing partner of Seacoast Capital Corporation (a private investment company), of Danvers, Massachusetts, since 1995. Mr. Moulton also serves as a director of three private companies.

Business, financial and energy industry expertise; proven leadership; tenure on the Board

M. Brian O’Shaughnessy, Age 72

Mr. O’Shaughnessy has been a member of Unitil’s Board of Directors since September 1998, and his current term will expire in 2017. Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1989. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the board of directors of three copper industry trade associations, three manufacturing associations in New York State regarding energy-related issues, the Economic Development Growth Enterprise (“EDGE”) of the Mohawk Valley and the Coalition for a Prosperous America (“CPA”). Mr. O’Shaughnessy is the chief co-chair of CPA.

Manufacturing, mining and energy industry expertise; proven leadership Business and public policy insight; tenure on the Board

Individual Qualifications

David A. Whiteley, Age 58

Mr. Whiteley has been a member of Unitil’s Board of Directors since December 2012, and his current term will expire in 2016. Mr. Whiteley has been the owner of Whiteley BPS Planning Ventures LLC, St. Louis, Missouri, a private consulting firm specializing in utility planning, operations, and management, since 2009. He has also served as the executive director of the Eastern Interconnection Planning Collaborative since 2011. Mr. Whiteley served as an executive vice-president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president—Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president—Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

Utility industry experience; utility operations and energy delivery expertise; Registered Professional Engineer; electric utility reliability standards public policy insight; proven leadership

Proposal 2:  Ratification of Selection of

Deloitte & Touche LLP, as Independent Registered

Public Accounting Firm for 2015

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to conduct the Company’s annual audit for 2015. Although shareholder approval is not required for the appointment of Deloitte, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of Deloitte. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

In 2013, in conjunction with the annual review process, the Audit Committee issued a Request For Proposal and conducted a selection process in order to retain an independent registered public accounting firm to perform annual audit and quarterly review services for fiscal year 2014. As a result of this process, the Audit Committee chose, and on January 29, 2014 the Company engaged, Deloitte to serve as the Company’s independent registered public accounting firm beginning with fiscal year 2014. Deloitte was selected from among a number of firms, including McGladrey LLP (“McGladrey”), that were invited to submit proposals.

During the fiscal years ended December 31, 2012 and December 31, 2013, and through January 29, 2014, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On September 25, 2013, the Company informed McGladrey of the Audit Committee’s decision to dismiss McGladrey as the Company’s independent registered public accounting firm effective upon completion of its audit of the Company’s financial statements for the year ended December 31, 2013 and the filing by the Company of its Annual Report on Form 10-K for the year ended December 31, 2013. On January 29, 2014, the Company’s dismissal of McGladrey as the Company’s independent registered public accounting firm became effective.

The audit reports of McGladrey on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2012 and 2013 and through January 29, 2014, there were (i) no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of the Securities and Exchange Commission’s (“SEC”) Regulation S-K).

Representatives of McGladrey will not be present at the Annual Meeting.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

The Board and the Audit Committee recommend a vote FOR the ratification of the selection and appointment of Deloitte & Touche LLP.

Other Matters to Come Before the Meeting

The Board does not intend to bring before the Annual Meeting any matters other than those described above and knows of no other matters that may properly come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by such proxy in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy or the submission of a proxy via the Internet.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for Unitil’s 2016 annual meeting of shareholders must be received by Unitil at its corporate headquarters by November 17, 2015.

Unitil’s Bylaws provide that any proposal or director nomination submitted by a shareholder of Unitil for consideration at Unitil’s 2016 annual meeting of shareholders must be received by Unitil at its corporate headquarters not earlier than December 24, 2015 and not later than January 23, 2016. However, if the date of Unitil’s 2016 annual meeting of shareholders is not within 30 days of April 22, 2016, then the proposal or director nomination must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of Unitil’s 2016 annual meeting of shareholders was mailed and (ii) the day on which public disclosure of the date of Unitil’s 2016 annual meeting of shareholders was made. The proposal or director nomination also must comply with the other requirements set forth in Unitil’s Bylaws.

Solicitation of Proxies

The Company anticipates first mailing definitive copies of this proxy statement on or about March 16, 2015. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2015 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil has also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $15,000 plus reasonable out-of-pocket expenses, of which approximately $9,500 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the SEC for the fiscal year 2014, upon request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com.

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., EST, on April 22, 2015.

Vote by Internet • Go to www.investorvote.com/UTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

q IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proposals — The Board recommends a vote FOR all nominees in Proposal 1, and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Robert G. Schoenberger	☐	☐	02 - Sarah P. Voll	☐	☐

		For	Against	Abstain

2.	To ratify the selection of independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2015.	☐	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposal 2.

Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1UPX	+

Unitil Corporation

2015 Annual Meeting of Shareholders

Wednesday, April 22, 2015 at 11:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Your proxy must be submitted either in writing on the attached card or via the Internet prior to the Annual Meeting of Shareholders on April 22, 2015, unless you plan to vote in person at the meeting. Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

q IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Wednesday, April 22, 2015, at 11:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters and in accordance with the instructions set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted in accordance with the instructions given on the reverse side hereof. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposal 2.

Notice to Participants of the Unitil Corporation Tax Deferred Savings and Investment Plan:

The enclosed proxy material pertains to securities that are held by the plan trustee in your retirement account but are not registered in your name. Such securities can be voted only by the plan trustee as holder of record. This proxy card will be used to provide voting instructions to the plan trustee for any shares of Company common stock held for your benefit in the plan. The plan trustee shall vote your securities in accordance with your instructions. The plan trustee will vote shares allocated to the plan participants’ accounts for which it has not received instructions and any shares that have not been allocated to plan participants’ accounts in the same percentage as shares for which voting instructions are received from other plan participants.

IF YOU HAVE NOT VOTED VIA THE INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.